May 7, 2025
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read Item 4.01 of Form 8-K dated May 5, 2025, of MediaCo Holding Inc. and are in agreement with the statements contained in paragraphs (a), (b), (d) and (e) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young LLP